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                                                                    Exhibit 10.3


February 15, 2002

John Kurtzweil
P.O Box 438
2234 Caballo Ranchero Ct.
Diablo, CA 94528-0438

Dear John:

We are pleased to extend you an offer of employment to join ON Semiconductor.

Employment refers to your employment by ON Semiconductor Corporation ("ON Semi" or "Company"), or its primary operating company, Semiconductor Components Industries, LLC ("SCI, LLC").

This letter confirms our offer of employment to you ("Offer Letter") and sets forth the terms and conditions of that offer. Your offer and this Offer Letter are contingent upon: (1) successful completion of a urinalysis drug test (i.e., negative test result) in accordance with ON's policy on applicant drug testing;
(2) successful background investigation and verification of salary and all other information you have submitted to us; (3) providing proof of identity and employment authorization to work in the United States; and (4) approval of ON Semi's Board of Directors.

POSITION

Subject to approval by our Board of Directors your titles will be Senior Vice President, Chief Financial Officer and Treasurer of ON Semi and SCI, LLC. You will report to Steve Hanson, Chief Executive Officer of ON Semiconductor.

BASE SALARY AND VARIABLE PAY BONUS

Your base salary will be $13,846.00 bi-weekly, which equates to $360,000.00 annually.

For 2002 and beyond, you will be eligible for a variable pay bonus based primarily on the performance of ON Semi under a bonus plan for the Company in effect at the time ("Bonus"). At your position, your performance Bonus payout is current "targeted" by SCI, LLC to be 60% of your base salary. This is a target percentage only. Under the Bonus plan, your Bonus could be zero and your actual bonus percentage could be lower or higher than the target depending on several factors. Further, any Bonus would be subject to additional terms and conditions as set forth in the plan document approved by the Board of Directors of ON Semi or its designee, which plan is subject to amendment from time to time and termination at any time. Depending upon whether or not Bonuses are actually paid under the Bonus plan, for fiscal year 2002 (which began January 1, 2002). SCI, LLC expects to make semi-annual Bonus awards.

STOCK OPTION

On or around the date of your commencement of employment, we will request approval by our Board of a stock option grant to you for the purchase of 500,000 shares of ON Semi common stock at an exercise price equal to the "Fair Market Value" of our stock, as determined under our 2001 Stock Incentive Plan ("Plan"). We expect that this stock will generally vest in 25% increments over a four (4) year period beginning on the first anniversary of the grant date, subject to your continued employment by ON Semi. The option grant will be subject to additional terms


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and conditions under the Company's Plan and as well as in a separate stock option agreement. Please understand that this offer and its related terms are conditioned on and subject to (1) Board approval; and (2) your employment with ON Semi on the date the Board meets to approve your option grant.

CERTAIN OTHER BENEFITS

Within four weeks of your commencement date with ON Semi, you will receive a hiring bonus of $180,000.00 ("Hiring Bonus"). In addition to the foregoing payment, SCI, LLC will pay you an additional payment ("Gross-Up Payment") in an amount sufficient to pay your federal, state and local income taxes in respect of the Hiring Bonus, plus the federal, state and local income taxes to be incurred by you in calendar year 2002 as a result of such payment, determined based on your highest marginal federal, state and local income tax rates. You agree to cooperate with reasonable requests for information and documentation in order for SCI, LLC to determine the Gross-Up Payment in respect of the Hiring Bonus. Should you voluntarily terminate your employment or be terminated for cause within 12 months of your commencement date, you shall repay to SCI, LLC both the Hiring Bonus and Gross-Up Payment within 30 days of your termination date.

Your offer of employment includes relocation benefits in accordance with SCI, LLC's relocation policy. Additionally, you authorize ON Semi to deduct the appropriate outstanding amount from any final paycheck you may receive. If you have any questions or concerns regarding the details of the plan please do not hesitate to call Dan Lucisano with Cendant Mobility. Dan can be reached at (949) 367-2739.

Further, SCI, LLC will provide you with an executive car allowance of $1,200 per month. In addition to your base salary, SCI, LLC offers a comprehensive benefits package, which includes medical, dental, vision and life insurance coverage. Once eligible, you may also participate in the 401(k) Savings Plan that currently allows you to contribute up to 17% of your eligible earnings on a pre-tax basis, up to the IRS $11,000 maximum. For 2002, SCI, LLC will match your employee contribution on the first 3% of base salary to a maximum of 100%, and may match the next 6% of your employee contribution up to a maximum of 50% depending on the financial performance of ON Semi.

Additionally, ON Semi has an executive deferred comp plan, which allows you to defer certain additional compensation tax free. See the attached plan summary.

You will be eligible to enroll in the ON Semi Employee Stock Purchase Plan. Participation will provide you with an opportunity to share in increases in the ON Semi stock price, as well as enjoy a discount on the initial purchase price. Details of the plan will be explained when you commence employment with ON Semi.

TERMINATION TERMS

In the event your employment with us is terminated by ON Semi without Cause (as defined below), you will receive the payments set forth below; provided, however that the payments provided herein are subject to and conditioned upon: (1) your executing a valid and effective general release and waiver (in the form reasonably acceptable to ON Semi), waiving all claims you may have against the Company, its successors, assigns, affiliates, executives, officers, employees, members, partners, shareholders and directors; (2) your execution of a severance agreement at the time of termination that includes reasonable covenants by you with regard to


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confidentiality, nondisparagement, and nonsolicitation/interference/noncompete;
and (3) your compliance with the terms and conditions of this Offer Letter. SCI, LLC shall pay severance payments equal to the sum of (i) one (1) year of your annual base salary in effect immediately prior to the your date of termination. Following the effective date of your termination, the severance payments will be paid to you ratably in equal installments over the one (1) year period subsequent to your date of termination in accordance with SCI, LLC's regular payroll practices.

For purposes of this Offer Letter, the term "Cause" shall mean your: (a) breach of any material provision of this Offer Letter; (b) gross negligence in connection with the performance of your duties, obligations or responsibilities to the Company or SCI, LLC, or willful failure to perform your duties, obligations or responsibilities to the Company or SCI, LLC to the best of your ability; (c) engaging in misconduct, fraud or dishonesty involving the business of the Company or SCI, LLC, or any other activity otherwise determined to be materially detrimental or injurious to the Company's or SCI, LLC's reputation; or (d) commission of a felony or a crime involving moral turpitude, each as determined by either the Chief Executive Officer and/or President of the Company in his or her sole and absolute discretion.

You understand and agree that neither the granting of any benefits set forth in this Offer Letter, nor this Offer Letter shall constitute or be evidence of any agreement or understanding, either expressed or implied, on the part of ON Semi or SCI, LLC to employ you for any definite period of time. You are an "at-will" employee, which means that you or ON Semi or SCI, LLC may terminate the employment relationship at any time and for any reason, with or without notice and with or without Cause.

Notwithstanding your at-will status, if you fail to commence employment, voluntarily terminate your employment with ON Semi or SCI, LLC for any reason, or are terminated for cause within 12 months of your commencement date, you will not be entitled to the benefits set forth above, including, without limitation, each of the benefits listed under "Certain Other Benefits" of this Offer Letter. In addition, if you are voluntarily terminated or are terminated for cause within the 12 months of your commencement date, you agree to repay ON within 30 days of your termination date, the Hiring Bonus and Gross-Up Payment set forth above in the "Certain Other Benefits" section. SCI, LLC is under no obligation to authorize, pay, or reimburse you for any expenses associated with your benefits or this Offer Letter until we receive a signed Offer Letter from you.

CODE OF BUSINESS CONDUCT AND DRUG TEST

Enclosed is a copy of ON Semi's Code of Business Conduct ("Code"), which explains ON Semi's principles in this important subject area and the importance of adhering to the highest standards of business conduct. We expect every ON Semi employee to follow these principles and to read and understand the contents of this booklet. When you report to work, you will be required to sign a certificate indicating that you have read and understand the Code and that you commit to follow the guidelines contained in the booklet. You will also be asked to disclose any potential issues that you may have that pertain to these guidelines. We will be discussing the subject matter in greater detail in your orientation session.

ON Semi is committed to providing a drug-free workplace. Therefore, all prospective employees are required to undergo a drug test before becoming an ON Semi employee. By accepting this employment offer you agree to participate in a pre-employment drug-screening test and understand that employment is contingent upon successfully passing such a test. If you require further information, please notify me so that we can address any issues or concerns you may


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have. In order to allow sufficient time for processing; please complete the drug-screening test within 3 days of acceptance of this offer.

OTHER

By signing this Offer Letter, you acknowledge that your acceptance of this offer and future performance of services hereunder will not violate any other agreement or obligation that you may have with any of your current or former employers.

As used in this Offer Letter, commencement date shall mean the first day you render compensable services to ON Semi. You further agree and acknowledge that this Offer Letter contains all of the terms of our offer of employment with ON Semi and SCI, LLC and that you have not relied on any oral or written representations that are not explicitly set forth in this Offer Letter in deciding whether to accept this offer. Your commencement date would be on or about March 15, 2002.

OFFER ACCEPTANCE

Upon receiving this offer, please contact me at (602) 244-4636 to confirm your receipt of the offer packet and to discuss any questions that you may have. Your offer is valid through February 22, 2002.

Please indicate your acceptance of this offer by signing below and returning this letter to the undersigned. A second copy of this letter is provided for your personal files.

We are confident ON Semi can offer you a challenging and rewarding job opportunity, and we look forward to you joining our team.

Very truly yours,


/s/ Jim Stoeckmann
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Jim Stoeckmann
Vice President, Human Resources


I hereby accept this Offer Letter and its conditions and terms:



   /s/ John T. Kurtzweil                        Dated:  February 17, 2002
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John Kurtzweil


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